Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Glimcher Realty Trust
Columbus, Ohio
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (Nos. 333-43317, 333-153257, 333-155720, 333-171553, 333-172462, 333-177801), Form S-11 (No. 33-69740) and Form S‑8 (Nos. 333-84537, 333-143237, 333-181319) of Glimcher Realty Trust of our report dated March 21, 2012 relating to the Statement of Revenues and Certain Expenses of BRE/Pearlridge, LLC for the year ended December 31, 2011, which appears in this Current Report on Form 8-K of Glimcher Realty Trust dated May 14, 2012.

/s/ BDO USA, LLP

Chicago, Illinois
May 14, 2012